* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                             COLLABORATION AGREEMENT

     This Collaboration Agreement (this "Agreement"), made as of July 1, 2004 (the "Effective Date"), is by and between Advanced Cardiovascular Systems, Inc., a corporation organized under the laws of California and having a place of business at 3200 Lakeside Drive, Santa Clara, California 95054 (herein referred to as "ACS"), and Miravant Medical Technologies, together with its subsidiary, Miravant Cardiovascular, Inc., both corporations organized under the laws of Delaware and having places of business at 336 Bollay Drive, Santa Barbara, California 93117 (collectively referred to as "MMT"). ACS and MMT may each be referred to as a "Party" or, collectively, as the "Parties" in this Agreement.

                                    RECITALS

     WHEREAS, ACS is engaged in the design, development, manufacture and commercialization of medical devices for the diagnosis and treatment of cardiovascular diseases, and ACS has patented and other proprietary medical devices and systems for delivery of therapeutic compositions and drugs to patients;

     WHEREAS, MMT is developing photodynamic therapy ("PDT") products using light activated compositions or drugs and related devices or systems for the treatment of diseases, such as ophthalmology, dermatology, cardiovascular, oncology and other conditions and diseases;

     WHEREAS, the Parties wish to enter into a business alliance in which they will collaborate on the development, pre-clinical and clinical investigations of certain light activated compositions or drugs and related devices or systems for use in the treatment of cardiovascular diseases, all on the terms and conditions set forth below; and

     WHEREAS,   contemporaneously  with  the  execution  and  delivery  of  this
Agreement, the Parties are executing and delivering a Securities Purchase Agreement and a Registration Rights Agreement pursuant to which ACS has agreed purchase certain MMT preferred stock and to provide certain registration rights under the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:

                             ARTICLE 1: DEFINITIONS

     1.1 "ACS  Indemnitees"  has the  meaning  ascribed  to it in Section  11.1.


     1.2 "ACS Inventions" has the meaning ascribed to it in Section 9.2.


     1.3 "Affiliate" means, with respect to any Party, any corporation or other business entity, which controls, is controlled by, or is under common control with such Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity (or alternatively, if not meeting the preceding and with respect to foreign entities, if it owns the maximum such ownership interest permitted by law), or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint at least fifty percent (50%) of the members of the governing body of the corporation or other entity.

     1.4 "Agreement" has the meaning ascribed to it in the preamble hereof.

     1.5 "Confidential Information" means all proprietary, non-public information that has commercial value or other utility in a Party's business, including but not limited to any information, inventions, know-how, biological materials, chemical compounds, data, pre-clinical data, and materials provided by one Party to the other pursuant to this Agreement, whether existing or disclosed in oral, written, graphic, digital, optical, electronic or other form.

     1.6 "Effective Date" has the meaning ascribed to it in the preamble hereof.

     1.7 "FDA" means the United States Food and Drug Administration and any successor agency thereto.

     1.8 "INDA" means (a) an Investigational New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of human subjects, or any successor application or procedure, (b) any foreign counterpart of a United States Investigational New Drug Application, and (c) all supplements and amendments, including supplemental Investigational New Drug Applications and related foreign counterparts, that may be filed with respect to the foregoing.

     1.9 "Intellectual Property" means all of the following or their substantial equivalents or counterparts in any jurisdiction throughout the world: (i) patents, patent applications and invention disclosures, (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and Internet domain names, (iii) copyrights, software and source code and copyrightable works, (iv) registrations and applications for any registration for any of the foregoing and
(v) trade secrets, know-how, confidential information and inventions.

     1.10  "Joint  Inventions"  has the meaning  ascribed to it in Section  9.2.


     1.11 "JSC" has the meaning ascribed to it in Section 2.1.


     1.12 "Lead Drug" means that certain MMT compound designated as MV0633, or such other PDT Drug, as the Parties may mutually agree to in writing.

     1.13 "MMT  Indemnitees"  has the meaning  ascribed  to it in Section  11.2.


     1.14 "MMT Inventions" has the meaning ascribed to it in Section 9.2.


     1.15 "PDT" has the meaning ascribed to it in the recitals hereof.

     1.16 "PDT Device" means those certain non-thermal medical laser devices, including catheters, that have light sources of any wavelength and associated equipment designed by MMT to activate the Lead Drug or PDT Drug for the treatment of cardiovascular disease in the Therapeutic Field.

     1.17 "PDT Drug" means those certain light activated compositions or drugs that are designated as MV0633 and MV0611, including compounds and derivatives of these compounds that have been, are being, or will be evaluated during the term of this Agreement by MMT for the treatment of patients within the Therapeutic Field or that are being developed by MMT during the Term and activated with a PDT Device for the treatment of patients within the Therapeutic Field. For clarity, the MMT compound designated as SnET2 is not a PDT Drug under this Agreement.

     1.18 "PDT Technology" means existing and future technology owned or controlled by MMT that is specifically directed to treating cardiovascular indications within the Therapeutic Field and necessary for the manufacture, use or sale of PDT Drug, PDT Device or PDT Therapy, including, without limitation, materials and processes utilized in production or processing of such PDT Drug, PDT Device or PDT Therapy, and trade secret information or know-how relating to such materials and processes.

     1.19 "PDT Therapy" means a PDT Drug, its related delivery product or system, and its related light activation product or system that are owned or controlled by MMT and used for the treatment of a patient within the Therapeutic Field.

     1.20 "Party" and/or "Parties" has the meaning ascribed to it in the preamble hereof.

     1.21 "Patent  Prosecution"  has the meaning  ascribed to it in Section 9.3.


     1.22 "Patent Rights" means all existing patents and patent applications and all patent applications disclosing or claiming any Lead Drug, PDT Drug, PDT
Device or PDT Therapy conceived by a Party during the Term, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

         1.23 "Phase I Trial" means a complete program of one or more human clinical trials in the United States wherein such program is intended to initially evaluate the safety and/or pharmacological effect of, or otherwise to satisfy the requirements of 21 ss.CFR 312.21(a), with respect to a Lead Drug, PDT Drug, PDT Device or PDT Therapy for a particular condition in patients under study within the Therapeutic Field.

         1.24 "Phase II Trial" means a complete program of one or more human clinical trials in the United States wherein such program is intended to initially evaluate the appropriate dose of a drug for effectiveness of, or otherwise satisfy the requirements of 21 CFR ss.312.21(b), with respect to a Lead Drug, PDT Drug, PDT Device or PDT Therapy for a particular condition in patients under study within the Therapeutic Field.

         1.25 "Pre-Clinical Development Program" means the collection of pre-clinical development activities including, without limitation, conducting all animal studies, good laboratory practices (GLP) animal studies, or other studies and gathering all data required with respect to non-safety research studies, early stage drug development, drug metabolism, mechanism of action analyses, pharmacokinetics, potency, selectivity, safety/toxicology and manufacturing scale up, which are to be conducted by MMT as it deems necessary with input from the JSC in order to file an INDA submission with the FDA for a Lead Drug, PDT Drug, PDT Device or PDT Therapy in the Therapeutic Field.

         1.26     "Term" has the meaning ascribed to it in Section 12.1.
                                                           ------------

         1.27 "Therapeutic Field" means the use of a Lead Drug, PDT Drug, PDT Device or PDT Therapy for PDT treatment of human cardiovascular diseases including but not limited to treatment of atherosclerotic vascular disease and prevention of restenosis as well as other cardiovascular diseases or indications designated by mutual written agreement of MMT and ACS from time to time in accordance with the terms of this Agreement. Notwithstanding the foregoing, Therapeutic Field shall not in any case include hemodialysis graft applications, arterio-venous access disease, or diseases requiring local (non-intravenous) SnET2 PDT drug delivery.

         1.28     "Third Party" means a person or party other than ACS and MMT.

                           ARTICLE 2: JOINT COMMITTEE

         2.1 Joint Steering Committee. Promptly following the Effective Date, the Parties shall establish a Joint Steering Committee ("JSC") for the purposes of collaborating on the development of MMT's Lead Drug, PDT Drug, PDT Device or PDT Therapy within the Therapeutic Field pursuant to the preliminary development plan that is attached to this Agreement as Exhibit A, in the manner and to the extent provided herein. The JSC will be staffed by ACS and MMT employee appointees, and the total number of JSC members will be eight (8), with four (4) appointees for each Party, but the number may be adjusted upward or downward by mutual agreement of the Parties. ACS initial JSC appointees will include one business development manager, one new ventures research fellow, one new ventures director and one clinical-regulatory research fellow. MMT's initial JSC appointees will include one Endovascular Product Team Leader, one Atherosclerosis Program Manager, one Cardiovascular Program Manager, and one Director of Corporate Development & Strategic Planning. Either Party may replace any of one or more of its appointees to the JSC at-will by giving written notice thereof to the other Party.

         2.2 Chairperson. The chairperson of the JSC shall be selected initially by MMT from among the MMT employee appointees serving on the JSC and shall serve in such role for one (1) year. After such one year period, the chairperson of the JSC shall be selected from among the ACS employee appointees then serving on the JSC, and that person will then serve in such role for one (1) year. Thereafter, ACS and MMT shall alternate annually in selecting the chairperson of the JSC from their respective appointees throughout the Term. The Chairperson of the JSC will be responsible for calling and chairing meetings, developing meeting agendas, and recording and distributing meeting minutes and directing future actions of the JSC. The Chairperson of the JSC shall call one (1) meeting, either face-to-face, video conference, or telephone conference, as appropriate, for every calendar quarter during the Term or more frequently as mutually agreed by the Parties.

         2.3      Responsibilities of the Joint Steering Committee.

                  (a) In general, the responsibilities of the JSC will be to analyze, consult, review and advise MMT, solely on a non-binding, advisory basis, concerning the research, development, record keeping and other activities related to any Lead Drug, PDT Drug, PDT Device, PDT Therapy or the Pre-Clinical Development Program. As part of its responsibilities, the JSC will review and make non-binding recommendations as necessary from time to time concerning MMT's Pre-Clinical Development Program and Phase I Trial. Specific review and consulting activities for JSC include, but are not limited to, (i) recommending guidelines for staffing physician advisory groups, Pre-clinical Development Program Plans, and Phase I Trial plans, (ii) discussing project projections, budgets, tracking reports, and timelines, (iii) reviewing and discussing data from pre-clinical studies and clinical trials, (iv) recommending additional research studies beyond Pre-clinical Development Program Plans, (v) recommending timing of and content for the INDA submission program with respect to any Lead Drug, PDT Drug, PDT Device or PDT Therapy in the Therapeutic Field, (vi) recommending content for the clinical readiness review, (vii) analysis of the Phase I Trial Report, and (viii) recommending how to amend, as needed, the Pre-clinical Development Program and Phase I Trial plans.

                  (b) The JSC shall have such other responsibilities as are expressly set forth elsewhere in this Agreement or as are assigned to it as mutually agreed upon by the Parties in writing.

                  (c) For clarity, MMT shall have the sole and exclusive right to determine and control all research, development, commercialization and other activities with respect to any Lead Drug, PDT Drug, PDT Device, PDT Therapy and PDT Technology.

             ARTICLE 3: MMT AND ACS OBLIGATIONS AND RESPONSIBILITIES

         3.1      MMT Obligations and Responsibilities.

                  (a) MMT, through its Pre-Clinical Development Program, will use commercially reasonable efforts to develop sufficient data concerning the Lead Drug, PDT Drug, PDT Device, or PDT Therapy to enable MMT to file an INDA submission with the FDA for such Lead Drug, PDT Drug, PDT Device, or PDT Therapy in an expeditious and efficient manner.

                  (b) MMT agrees, in order for the JSC to undertake its responsibilities, to provide the JSC with its information, data, records and other documents including but not limited to MMT's comprehensive project plans and tracking reports related to the Lead Drug, PDT Drug, PDT Device, PDT Therapy, Pre-Clinical Development Program, and the Phase I Trial.

                  (c) MMT will use commercially reasonable efforts to i) provide technical expertise concerning PDT Technology, ii) conduct its activities for the Pre-Clinical Development Program and Phase I Trial, and (iii) provide data, results and other related information generated in the course of the Pre-Clinical Development Program and Phase I Trial to the JSC for review and comment.

                  (d) MMT agrees to provide ACS with exclusive access to its records reflecting inventions, ideas, information or data related to any Lead Drug, PDT Drug, PDT Device, PDT Therapy or PDT Technology developed in the course of work done under a Pre-Clinical Development Program and Phase I Trial and to its records and data that existed prior to this Agreement related to any PDT Drug. ACS acknowledges that MMT may share such records with its third party contractors who are performing services for MMT in connection with the Phase I Trial and who are under a confidentiality obligation with MMT without violating the exclusive access granted to ACS herein. MMT also agrees to provide ACS with written quarterly research and development updates as well as pre-clinical research and clinical research updates in a format that is mutually agreed upon by the Parties.

         3.2 ACS Obligations and Responsibilities. ACS agrees, through its appointees to the JSC, to (i) provide pre-clinical, clinical and regulatory advice and consultation to MMT, (ii) offer its business and strategic perspectives concerning treatment of atherosclerotic vascular disease, and (iii) provide, in its sole discretion, reasonable advice and consultation concerning catheter devices and systems for use in, or as used for, PDT Therapy.

                             ARTICLE 4: EXCLUSIVITY

         4.1 Exclusive Collaboration Within The Therapeutic Field. Subject to any obligations of the Parties herein, each Party agrees that it will not commence a research, development, or commercialization plan or program, directly or indirectly in collaboration with any Third Party, for the purpose of researching, developing, delivering, administering, commercializing or otherwise exploiting any Lead Drug, PDT Drug, PDT Device or PDT Therapy in the Therapeutic Field during the Term, unless otherwise mutually agreed to by the Parties in writing. The Parties acknowledge that this exclusivity obligation does not prevent ACS or its Affiliates from making equity investments in, licensing or acquiring PDT technology of any Third Party in the Therapeutic Field. Notwithstanding the foregoing, MMT shall have the right to have any of the activities under the Pre-Clinical Development Program and Phase I Trial conducted on its behalf by Third Party contractors, and except as provided herein nothing contained herein shall restrict either party's right to research, discover, develop, manufacture and/or commercialize PDT products and technology outside the Therapeutic Field.

                        ARTICLE 5: RIGHT OF FIRST REFUSAL

         5.1 ACS's Right Of First Refusal. Upon (i) the completion of the Phase I Trial as that event is defined in Section 12.1, or (ii) receipt by either party of notice of termination of this Agreement pursuant to Section 12.2(a),
(b), (c) or (e), ACS shall have a right of first refusal ("ROFR") for a period of 12 months to participate in any Phase II Trial. ACS participation may include, but is not limited to, consultation regarding the design, manufacture or use of light activation catheters or products, providing clinical and regulatory consultation to MMT, providing funding to MMT for access to the Phase II Trial data and results, or conducting the Phase II Trial in collaboration with MMT or independently in the event that MMT would transfer or assign the INDA to ACS, in each case as mutually agreed in writing by the Parties in accordance with the process set forth in Section 5.1. ACS shall have thirty (30) days to decide to exercise its ROFR after receiving written notice from MMT that it has a bona-fide intention to begin, or that it has a bona-fide intention to have a third party begin, any Phase II Trial. If ACS exercises its ROFR it shall notify MMT in writing within such 30 day period. Then, the Parties will have an additional thirty (30) days from the date of ACS's notice to MMT to exclusively negotiate and enter into a term sheet concerning ACS participation in the Phase II Trial. If the Parties execute a term sheet, they agree for a period of at least sixty (60) days following the date of ACS's notice to MMT to negotiate in good faith to reach a definitive agreement. In the event that MMT and ACS enter into a definitive agreement, that agreement shall provide ACS with an option to obtain a license from MMT to develop and commercialize, or otherwise exploit any Lead Drug, PDT Drug, PDT Device or PDT Therapy within the Therapeutic Field on terms to be mutually agreed upon by the Parties. If with respect to the subject of a particular written notice received by ACS pursuant to this Section 5.1, the Parties do not execute either the term sheet or the definitive agreement within the foregoing time periods, then ACS's rights and MMT's obligations under this
Section 5.1 shall terminate, unless extended by mutual agreement or in the event a delay is caused by the other Party's action or inaction, and MMT may proceed with its plans for a Phase II Trial as set forth in the notice to ACS.

         This Article 5 shall survive expiration or termination of this Agreement except in the event of termination pursuant to Section 12.2(d) hereof.

                                ARTICLE 6: COSTS

         6.1 Pre-Clinical Development Program and Phase I Trial Costs. All costs and expenses related to research and development of PDT Therapy, MMT's Pre-Clinical Development Program and Phase I Trial during the Term will be borne by MMT.

                          ARTICLE 7: MMT RECORD KEEPING

         7.1 Documentation. All tasks conducted by MMT in the course of its performance under this Agreement shall be completely and accurately recorded, recorded in reasonably sufficient detail and, where applicable, in good scientific manner.

         7.2 Policies for Maintaining Records. In order to protect the Parties' Patent Rights under United States law in any inventions conceived or reduced to practice during or as a result of any work performed by the Parties under this Agreement, each Party agrees to require, consistent with its existing policies, its employees to record and maintain all data and information developed during this Agreement in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, such individuals will record all inventions generated by them in standard laboratory notebooks which are dated and corroborated by non-inventors on a regular, contemporaneous basis.

                       ARTICLE 8: CONFIDENTIAL INFORMATION

         8.1 Confidentiality Obligations. The Parties agree that, for the Term and for three (3) years thereafter, either Party that receives Confidential Information (a "Receiving Party") from the other Party (a "Disclosing Party") shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted hereunder) any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement (including, without limitation, know-how), except to the extent that it can be established by the Receiving Party that such Confidential Information: (a) was already known to the Receiving Party prior to the time of disclosure by the Disclosing Party, other than under an obligation of confidentiality from the Disclosing Party, as shown by written records; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a Third Party without breach of an obligation to the Disclosing Party; (e) can be shown by written records to have been independently developed by the Receiving Party without reference to the Confidential Information received from the Disclosing Party and without breach of any of the provisions of this Agreement; or (f) is information that the Disclosing Party has specifically agreed in writing that the Receiving Party may disclose.

         8.2  Written Assurances and Permitted Uses of Confidential Information.
              -----------------------------------------------------------------
                  (a) Each Party shall inform its employees and consultants who perform work under this Agreement of the obligations of confidentiality specified in Sections 8.1 and 8.2, and all such persons shall be bound by the terms of confidentiality substantially similar to those set forth therein.

                  (b) The Receiving Party may disclose Confidential Information to the extent the Receiving Party is compelled to disclose such information by a court or other tribunal of competent jurisdiction; provided however, that in such case the Receiving Party shall immediately give notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy from said court or tribunal. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

                  (c) To the extent it is reasonably necessary or appropriate to fulfill its obligations and exercise its rights under this Agreement, either Party may disclose Confidential Information of the other Party to its Affiliates, on a need-to-know basis, provided that such Affiliates agree in writing to be bound by the provisions of this Article 8, and keep such Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential under this Agreement.

         8.3      Publication.

                  (a) MMT shall not publish or present any of the data or results of the Pre-Clinical Development Program or the Phase 1 Trial until ACS has completed its review of all materials to be provided to ACS by MMT pursuant to this Agreement and the Securities Purchase Agreement. In no event shall the time for ACS to complete its review be less than sixty (60) days after receipt of such data and/or results by ACS. If MMT receives no response from ACS within such sixty (60) day period, MMT shall be free to proceed with publication or presentation of such data or results.

                  (b) No Party may publish Confidential Information of the other Party, the use of which is restricted under this Article 8, without the prior written consent of the other Party.

                  (c) If the Parties determine that patent protection is suitable for any results proposed to be published, then no Party may publish such results without first obtaining prior written approval from patent counsel in charge of prosecuting that patent application (who shall take into consideration the absolute novelty requirements of applicable jurisdictions).

         8.4      Public Announcements.

                  (a) Neither Party shall make any public announcement or disclosure concerning the terms of this Agreement (including its attachments) or concerning the transactions described herein and therein or the performance of either Party's rights or obligations under this Agreement, either directly or indirectly, without first obtaining the prior written approval of the other Party and its agreement upon the nature, text, and timing of such announcement or disclosure, which approval and agreement shall not be unreasonably withheld, conditioned or delayed; provided, however, any disclosure which is required by law as advised by the disclosing Party's counsel may be made without the prior approval of the other Party. Notwithstanding the foregoing, MMT may, without prior approval of ACS, make presentations to shareholders and potential investors regarding the Pre-Clinical Development Program or Phase I Trial necessary for such shareholders and potential investors to evaluate securities purchases in MMT, provided such presentations do not contain ACS Confidential Information.

                  (b) The Party desiring to make any public announcement shall provide the other Party with a written copy of the proposed announcement at least five (5) days prior to public release to allow such other Party to comment upon such announcement prior to public release. The Party receiving the proposed announcement shall have five (5) days to provide comments to the Party desiring to make said public announcement. If the Party receiving the proposed announcement fails to provide comments to the Party desiring to make the announcement within five (5) days, the receiving Party is deemed to forego its ability to provide comments and the Party desiring to make the announcement shall be allowed to publicly release said announcement.

                  (c) In addition, MMT may file a copy of this Agreement with the U.S. Securities and Exchange Commission in connection with any public offering of MMT's securities or regular reporting obligations as a public company. In connection with any such filing, MMT will attempt to obtain confidential treatment of economic and trade secret information for which such treatment is reasonably available in accordance with applicable laws and regulations.

                  ARTICLE 9: PATENTS AND INTELLECTUAL PROPERTY

         9.1 Existing Rights Retained. MMT shall retain all of its ownership interests in its Intellectual Property, as such exist as of the Effective Date and ACS shall retain all of its ownership interests in its Intellectual Property, as such exist as of the Effective Date. Except as specifically provided in this Agreement or in the Securities Purchase Agreement, nothing in this Agreement shall be construed to transfer ownership of any Intellectual Property existing as of the Effective Date from one Party to the other Party, and neither Party grants any license, express or implied, under its Intellectual Property (including without limitation Patent Rights) to the other Party.

         9.2 Inventions. Inventorship of inventions, whether patentable or not, that are conceived or reduced to practice during the Term in the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws for determining inventorship. Ownership of such inventions, as between the Parties, shall be determined as follows:

                  (a): MMT shall solely own all inventions and materials conceived solely by MMT or its employees, agents, or consultants during the Term which result from the performance of its obligations under this Agreement ("MMT Inventions").

                  (b) ACS shall solely own all inventions and materials conceived solely by ACS or its employees, agents, or consultants during the Term which result from the performance of ACS' obligations under this Agreement ("ACS Inventions").

                  c) Each Party shall own an undivided interest in all inventions and materials conceived jointly by employees, agents, or consultants of both Parties during the Term which result from the performance of the Parties' obligations under this Agreement ("Joint Inventions"). Either Party may exploit its interest in and to the Joint Inventions independent of the other Party, without accounting to such other Party.

         9.3 Patent Prosecution of Patent Rights. The right to control matters of (a) deciding to file, preparing, filing and prosecuting patent applications (including reissue, continuing, divisional, and substitute applications and any foreign counterparts thereof); (b) maintaining any Patent Rights; and (c) managing any interference or opposition proceedings relating to the foregoing ((a), (b) and (c) collectively, "Patent Prosecution"), and responsibility for all costs and expenses associated with such Patent Prosecution covering any MMT Inventions or ACS Inventions, shall be the sole and exclusive right of the Party owning such invention. If any Joint Inventions are conceived or reduced to practice under this Agreement, the Parties will mutually agree upon the responsibilities for the Patent Prosecution of such Joint Inventions and the allocation of corresponding costs and expenses.

         9.4 Option to MMT Inventions. MMT agrees to provide ACS with a complete written disclosure of all MMT Inventions arising from the advice and consultation provided to MMT by ACS pursuant to Section 3.2(iii) hereof within thirty (30) days from the date MMT becomes aware of such MMT Invention. ACS shall have up to a one (1) year option period, commencing upon ACS's receipt of a disclosure, to obtain a license from MMT to such MMT Inventions under commercially reasonable terms and conditions as are mutually agreed upon by the Parties and including royalty provisions that shall not exceed five percent (5%) of the net sales of any licensed products.

         9.5 Cooperation. With respect to all MMT Inventions, ACS Inventions and Joint Inventions that are the subject of this Agreement and the subject of Patent Prosecution, each Party shall:

                  (a) execute all further assignments and other instruments to document their respective ownership consistent with this Article 9 as reasonably requested by the other Party;

                  (b) make its employees, agents and consultants reasonably available to the other Party (or to the other Party's authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the appropriate Party hereunder to undertake Patent Prosecution;

                  c) cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions;

                  (d) endeavor in good faith to coordinate its efforts under this Agreement with the other Party to minimize or avoid interference with the Patent Prosecution of the other Party's patent applications; and

                  (e) require its employees, agents and consultants engaged in any work performed under this Agreement to agree in writing to assign all Intellectual Property created, conceived or reduced to practice in connection therewith to their respective employer, and the Parties shall ensure that each such employee, agent and consultant has signed such a written agreement before any work performed under this Agreement commences.

                   ARTICLE 10: REPRESENTATIONS AND WARRANTIES

         10.1 Authority. Each Party represents and warrants that as of the Effective Date it has the full right, power and authority to enter into this Agreement and that this Agreement has been duly executed by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable in accordance with its terms.

         10.2 Commercially Reasonable Efforts. MMT represents and warrants that it will use good faith commercially reasonable efforts, consistent with sound business judgment, to perform the activities for which it is responsible under the Pre-Clinical Development Program and Phase I Trial.

         10.3     Intellectual Property.

                  (a) MMT represents and warrants that it owns or controls the rights necessary to grant the rights granted to ACS under this Agreement.

                  (b) MMT represents and warrants that as of the Effective Date, there is no pending lawsuit or threatened lawsuit against it asserting that any Lead Drug, PDT Drug, PDT Device or PDT Therapy or that the manufacture, use, sale, offer for sale or import of a Lead Drug, PDT Drug, PDT Device or PDT Therapy infringes upon or misappropriates any Intellectual Property of any Third Party.

         10.4 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement does not conflict with, or constitute a breach or default under any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party.

         10.5 No Existing Third Party Rights. Each Party represents and warrants that its obligations under this Agreement are not encumbered by any rights granted by such Party to any Third Parties that are or may be inconsistent with the rights or options granted in this Agreement.

         10.6 Disclaimer Of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

                           ARTICLE 11: INDEMNIFICATION

         11.1 Indemnification by MMT. MMT shall indemnify, defend and hold ACS, its Affiliates and their permitted contractors and agents, employees, officers and directors (the "ACS Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or lawsuits related to (a) MMT's performance of its obligations under this Agreement, (b) a breach by MMT of any of its covenants, representations or warranties set forth in this Agreement, or (c) the design, manufacture, use or sale by MMT of a Lead Drug, PDT Drug, PDT Device or PDT Therapy; provided, however, all of the foregoing is only to the extent such claims or suits do not result from a breach of any of the provisions of this Agreement, negligence or willful misconduct of any of the ACS Indemnitees. Upon the assertion of any such claim or suit, ACS shall promptly notify MMT thereof and MMT shall appoint counsel reasonably acceptable to the affected ACS Indemnitees to represent such ACS Indemnitees with respect to any claim or suit for which indemnification is sought. Affected ACS Indemnitees shall not settle any such claim or suit without the prior written consent of MMT, unless such ACS Indemnitees shall have first waived their rights to indemnification hereunder.

         11.2 Indemnification by ACS. ACS shall indemnify, defend and hold MMT, its Affiliates and their permitted contractors and agents, employees, officers and directors (the "MMT Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or lawsuits related to (a) ACS' performance of its obligations under this Agreement, or (b) a breach by ACS of any of its covenants, representations or warranties set forth in this Agreement; provided, however, all of the foregoing is only to the extent that such claims or suits do not result from a breach of any of the provisions of this Agreement, negligence or willful misconduct of the MMT Indemnitees. Upon the assertion of any such claim or suit, MMT shall promptly notify ACS thereof and ACS shall appoint counsel reasonably acceptable to the affected MMT Indemnitees to represent such MMT Indemnitees with respect to any claim or suit for which indemnification is sought. Affected MMT Indemnitees shall not settle any such claim or suit without the prior written consent of ACS, unless such MMT Indemnitees shall have first waived their rights to indemnification hereunder.

         11.3 Insurance. Each Party shall maintain insurance with respect to its activities hereunder. Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time. ACS acknowledges that MMT does not have product liability insurance as of the Effective Date of this Agreement and that ACS is not requiring MMT to obtain such product liability insurance.

                        ARTICLE 12: TERM AND TERMINATION

         12.1 Term. This Agreement shall commence on the Effective Date and, unless terminated pursuant to Section 12.2, shall terminate in its entirety four
(4) months after the delivery of the Phase I Trial data and results to ACS, provided that ACS has reviewed the clinical data and results of the Phase I Trial. If ACS has not completed its review, this Agreement shall be extended at the request of ACS for no longer than one year after the completion of the Phase I Trial. For the purpose of this Agreement, the completion of the Phase I Trial is defined as the time when all patients enrolled in the trial have been followed-up according to the trial protocol and any additional FDA required follow-up and when all Phase I Trial clinical reports and data have been provided to ACS. The period of time from the Effective Date until termination is the "Term."

         12.2     Termination.

                  (a) The failure by a Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give notice to have the default cured. If such default is not cured within sixty (60) days after the receipt of such notice or diligent steps are not taken to cure if by its nature such default could not be cured within sixty (60) days, then the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it, to terminate this Agreement in its entirety; provided, however, that such right to terminate shall be stayed in the event that, during such sixty (60) day period, the Party alleged to have been in default shall have: (a) initiated a dispute resolution proceeding in accordance with Article 13, below, with respect to the alleged default, and (b) diligently and in good faith cooperated in the prompt resolution of such proceeding.

                  (b) Either Party may terminate this Agreement in the event the other Party at any time becomes insolvent or makes a general assignment for the benefit of creditors, or if a petition in bankruptcy, or any reorganization is commenced by, against or in respect of such other party and that petition is not stayed or dismissed within thirty (30) days.

                  (c) ACS may terminate this Agreement upon seven (7) days written notice to MMT upon the assignment of this Agreement by MMT to a direct competitor of ACS or its Affiliates including, but not limited to, Johnson and Johnson, Boston Scientific Corporation, Medtronic, Inc., Abbott Laboratories or such Third Parties as otherwise confirmed in writing by ACS, from time to time, as being an ACS direct competitor.

                  (d) ACS may terminate this Agreement upon sixty (60) days written notice if it determines, using reasonable business judgment and good faith, that the data or results reported to ACS and generated either during or after the Pre-Clinical Development Program or Phase I Trial fail to demonstrate either safety or efficacy, do not support further development of a Lead Drug, PDT Drug, PDT Device or PDT Therapy, or would lead to a significant delay in regulatory approval or commercialization of a Lead Drug, PDT Drug, PDT Device or PDT Therapy.

                  (e) ACS may immediately terminate this Agreement by providing written notice of termination to MMT in the event that MMT fails to meet the conditions that are needed to be satisfied in order to obligate ACS to make either the interim or final investments that are set out in Sections 6.4 and 6.5 of the Securities Purchase Agreement executed by the Parties contemporaneously with this Agreement, or in the event ACS does not make an investment due to one of the events in Section 6.6 of the Securities Purchase Agreement. In the event ACS provides MMT with such written notice, this Agreement shall automatically terminate and the parties rights with respect to data collected prior to the Effective Date of this Agreement and to data generated pursuant to this Agreement shall be as set forth in Section 12.3(d), (e) and (f) hereof.

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

         12.3     Effect of Termination.

                  (a) Upon receipt of written notice of termination by either party pursuant to Section 12.2(a) or (b) of this Agreement, then the party receiving notice shall immediately forfeit and transfer to the party giving notice all rights to all pre-clinical and clinical data developed or generated under this Agreement relating to the Lead Drug or other PDT Drug.

     (b) Upon  receipt of written  notice of  termination  from ACS  pursuant to
Section 12.2(c) of this Agreement,  * .

     (c) Upon  receipt of written  notice of  termination  from ACS  pursuant to
Section 12.2(d) of this Agreement, * .

     (d) Upon receipt of written notice of termination from ACS under Section 12.2(e) of this Agreement because MMT has failed to satisfy any of its obligations under Section 6.4(a) or (b) of the Securities Purchase Agreement, *
..

     (e) Upon receipt of written notice of termination from ACS under Section 12.2(e) of this Agreement because MMT has failed to satisfy any of its obligations under Section 6.4(d) or 6.5(d) of the Securities Purchase Agreement,
* .

     (f) Upon receipt of written notice of termination from ACS under Section 12.2(e) of this Agreement because MMT has failed to satisfy any of its obligations under Section 6.4(c), (e), (f) or (g) or 6.5(a), (b), (c), (e), (f) or (g) of the Securities Purchase Agreement, * .

         12.4 Survival Of Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Articles 8, 9, 10, 11 and 13 shall survive any termination of this Agreement, and Article 5 shall survive as provided in such Article 5.

                         ARTICLE 13: DISPUTE RESOLUTION

         13.1 Dispute Resolution Process. Both Parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes concerning the obligations or terms of this Agreement. Therefore, both Parties agree to use their commercially reasonable best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis.

         13.2 Executive Dispute Resolution. If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties, then the Parties agree to refer the matter to their respective ACS and MMT executive officers, or their designees, for review and a non-binding resolution. A copy of the terms of this Agreement, agreed upon facts (and areas of disagreement), and concise summary of the basis for each Party's contentions will be provided to both executive officers who shall review the same, confer and attempt to reach a mutual resolution of the dispute. If the Parties fail to resolve the dispute at the executive officer level, then the Parties agree to refer the matter to their respective ACS and MMT executives at the corporate office level, or their designees, for review and a non-binding resolution. If the Parties fail to resolve the dispute at the corporate officer level, the Parties may pursue other available legal processes to resolve the dispute.

                      ARTICLE 14: MISCELLANEOUS PROVISIONS

         14.1 Injunctive Relief. The Parties acknowledge that (i) the covenants and the restrictions contained in of this Agreement are an inducement to the other Party to enter into this Agreement and are necessary and required for the protection of the Parties, (ii) such covenants relate to matters that are of a special, unique and extraordinary character that give each of such covenants a special, unique and extraordinary value, and (iii) a breach of any of such covenants may result in irreparable harm and damages to a Party in an amount difficult to ascertain and which cannot be adequately compensated by a monetary award. Accordingly, in addition to any of the relief to which any Party may be entitled under this Agreement, at law or in equity, such Party shall be entitled to seek temporary and permanent injunctive relief from any breach or threatened breach of such covenants without proof of actual damages that have been or may be caused to such Party by such breach or threatened breach. In the event an action for injunctive relief is brought by a Party, the other Party waives any right to require the Party bringing such action to post any bond or other security with the court in connection therewith.

         14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

         14.3 Assignment. This Agreement shall be binding upon and inure to the benefit of MMT and ACS and their respective successors and permitted assigns. Neither Party shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Party hereto, except that either Party shall have the right to assign or otherwise transfer all of its rights and obligations hereunder (i) to an Affiliate, or (ii) in connection with a sale of all or substantially all of its business or assets, whether by merger, sale of stock, sale of assets, or otherwise, in each case and (iii) provided that all rights and obligations under this Agreement are assigned or transferred together in their entirety and provided further that such assignment or transfer shall not relieve the assigning/transferring Party from fulfilling any of its obligations to the other Party.

         14.4 Compliance With Laws. Each Party shall comply with all applicable laws and regulations in connection with its performance of its obligations and exercise of its rights under this Agreement. Each Party shall furnish to the other Party any information reasonably requested or required by that Party during the Term to enable that Party to comply with the requirements of any applicable United States or foreign federal, state and/or government agency.

         14.5 Further Assurances. At any time or from time to time following the date of this Agreement, each Party shall, at the request of the other Party and to the extent reasonably necessary to fulfill the express intent hereof, (i) deliver or cause to be delivered to the requesting Party any records, data or other documents consistent with the provisions of this Agreement, (ii) duly execute and deliver, or cause to be duly executed or delivered, all such consents, assignments, documents or further instruments of transfer or license as required by this Agreement, and (iii) take or cause to be taken all such actions, in each case as the requesting Party may reasonably deem necessary in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

         14.6 Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. In such event, the parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid provision, without itself being invalid.

         14.7 Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and Therapeutic Fields hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any Party may otherwise have at law or in equity.

         14.8 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

         14.9 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument and which together shall constitute one instrument.

         14.10 Successors. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective permitted successors and assigns.

         14.11 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by telecopy (receipt confirmed), sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested and postage prepaid), to the parties at the addresses set forth below (or at such other address for such party as shall be specified by like notice). All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by telecopy, on the date of such delivery, (iii) in the case of delivery by nationally recognized overnight courier, on the second business day following the date when sent, and
(iv) in the case of mailing, on the fifth business day following such mailing.

                  if to MMT:

                  Miravant Medical Technologies
                  336 Bollay Drive
                  Santa Barbara, CA 93117
                  Attention: John M. Philpott
                  Facsimile: (805) 685-1901

                  with copy (which will not constitute notice) to:

                  Sheppard Mullin Richter & Hampton, LLP
                  800 Anacapa Street
                  Santa Barbara, CA 93101
                  Attention: Joseph E. Nida, Esq.
                  Facsimile: (805) 568-5516

                   with copy (which will not constitute notice) to:

                   Wilson, Sonsini, Goodrich & Rosati
                   650 Page Mill Road
                   Palo Alto, CA 94304
                   Attention:  John Sheridan, Esq.
                   Facsimile: (650) 493-6811

                  If to ACS:

                  Advanced Cardiovascular Systems, Inc.
                  3200 Lakeside Drive
                  Santa Clara, California 95054
                  Attention:  General Counsel
                  Facsimile: (408) 845-3987

         14.12 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.

         14.13 Independent Contractor. Neither Party shall be construed to be a partner, joint venturer, franchisee, employee, principal, agent, representative or participant of or with the other for any purpose whatsoever. Neither Party has any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party in any manner.

         14.14 Complete Agreement. This Agreement, together with its Exhibits, constitutes the entire agreement, both written and oral, among the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which shall for all purposes be deemed to be an original.

MIRAVANT MEDICAL TECHNOLOGIES:

By:      /s/ Gary S. Kledzik
         -----------------------------------------------------
         Name:  Gary S. Kledzik
         Title:  Chief Executive Officer



MIRAVANT CARDIOVASCULAR, INC.

By:        /s/ John M. Philpott
         -----------------------------------------------------
         Name:  John M. Philpott
         Title:     Chief Financial Officer



ADVANCED CARDIOVASCULAR SYSTEMS, INC.

By:         /s/ Mark A. Murray
         -----------------------------------------------------
         Name:  Mark A.  Murray
         Title:  Vice President, Finance and Business Development













                 [Signature Page to the Collaboration Agreement]

                                    EXHIBIT A

                          PRELIMINARY DEVELOPMENT PLAN

The following chart outlines the planned clinical development activities, responsibilities, and currently estimated timelines. Timelines may be revised as program progresses.

     *














* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.